Exhibit 99.1

ALSCHULER GROSSMAN STEIN & KAHAN LLP

Marshall B. Grossman (No. 35958)

Samuel R. Pryor (No. 63557)

Ann Loeb (No. 138921)

Bennett A. Bigman (No. 115426)

The Water Garden

1620 26th Street

Fourth Floor, North Tower

Santa Monica, CA 90404-4060

Telephone: 310-907-1000

Facsimile: 310-907-2000

Email:	mgrossman@agsk.com
spryor@agsk.com
aloeb@agsk.com
bbigman@agsk.com

Attorneys for Plaintiff and Counter-Defendant

TELEVISA, S.A. de C.V. and Counter-Defendant

GRUPO TELEVISA, S.A.

UNITED STATES DISTRICT COURT

CENTRAL DISTRICT OF CALIFORNIA

TELEVISA, S.A. de C.V.,	CASE NO. CV 05-3444 ABC (MANx)
Plaintiff,
vs. UNIVISION COMMUNICATIONS, INC., Defendant.	ANSWER OF TELEVISA, S.A. de C.V. AND GRUPO TELEVISA, S.A. TO THE COUNTERCLAIMS OF UNIVISION COMMUNICATIONS, INC. AND TELEFUTURA NETWORK JUDGE: Hon. Audrey B. Collins
UNIVISION COMMUNICATIONS INC. and TELEFUTURA NETWORK,
Counterclaimants,

vs.

TELEVISA, S.A. de C.V. and GRUPO TELEVISA, S.A.,

Counter-defendants.

Counter-defendants Televisa, S.A. de C.V. (“Televisa”) and Grupo

Televisa, S.A. (“GT”), as and for their answer to the Counterclaims (the “Counterclaims”) of counterclaimants Univision Communications, Inc. (“Univision”) and TeleFutura Network (“TeleFutura”) (Univision and TeleFutura are sometimes collectively referred to below as “Univision”), hereby admit, deny, or otherwise respond to the Counterclaims as follows:(1)

                1.   Answering paragraph 1, Televisa and GT admit that Univision is now the premier Spanish-language media company in the United States and has the largest Spanish-speaking audience of any television network in the United States and except as expressly admitted Televisa and GT are without knowledge or information sufficient to form a belief as to the truth of the allegations and on that basis generally and specifically deny the allegations.

                2.   Answering paragraph 2, Televisa and GT admit and aver that Televisa and GT have played important roles in Univision’s success and that GT and Televisa are parties to contracts with Univision and certain of its affiliates. Televisa and GT further admit and aver that GT is a shareholder of Univision, that Televisa is Univision’s primary supplier of Spanish-language programming for television, and that Univision paid Televisa almost $100 million in royalties in 2004. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                3.   Answering paragraph 3, Televisa and GT admit and aver that the current disagreements between the parties have given rise to this litigation. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                4.   Answering paragraph 4, based on Univision’s public disclosures Televisa and GT admit the allegations therein, except that Televisa and GT are without knowledge or information sufficient to form a belief as to the truth of the

(1)           The counterclaim improperly includes headings to which no response is required or provided.

allegation in the last sentence that the Univision network reaches “98%” of Hispanic television households in the United States, and on that basis generally and specifically deny such allegations.

                5.   Answering paragraph 5, Televisa and GT admit that TeleFutura Network is a Delaware corporation and wholly-owned subsidiary of Univision. Except as expressly admitted, Televisa and GT are without information or knowledge sufficient to form a belief as to the truth of the allegations and on that basis generally and specifically deny the allegations.

                6.   Answering paragraph 6, Televisa and GT admit and aver that Televisa is a Mexican limited liability stock corporation and among other businesses produces Spanish-language television programs.

                7.   Answering paragraph 7, Televisa and GT admit the allegations thereof and aver that GT’s ownership and control rights are pursuant to the terms of the relevant agreements.

                8.   Answering paragraph 8, Televisa and GT admit and aver that Univision and Televisa and certain of their principals and affiliates have entered into certain agreements which govern in part their relationships with one another. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                9.   Answering paragraph 9, Televisa and GT admit the allegations in the first sentence of paragraph 9. Televisa and GT further admit that the terms and conditions of Univision’s license of television programs from Televisa are set forth in the Program License Agreement, entered into in 1992, as subsequently amended and restated in writing both in 1996 and 2001, and which is scheduled to run until December 2017. Televisa and GT further admit that the currently-operative version of such agreement, the Second Amended and Restated Program License Agreement dated as of December 19, 2001 is referred to in the Counterclaims and in the Answer as the “PLA.” Televisa and GT further admit and aver that, subject to the terms, conditions, and exceptions set forth in the PLA, Univision has the exclusive United States License to broadcast certain programs for television, as specified in the PLA. Televisa and GT further admit and aver that Univision is obligated to pay Televisa royalties in accordance with the terms of the PLA. Televisa and GT further admit that in 2004 Televisa earned and received almost $100 million in royalties from Univision under the PLA. Except as expressly admitted and averred, Televisa and GT deny generally and specifically the allegations.

                10.   Answering paragraph 10, Televisa and GT admit the allegations thereof and aver that Televisa's obligations to Univision under the PLA are guaranteed by GT pursuant to a Guaranty; that in the Guaranty GT confirms and joins in Televisa’s representations and warranties under the PLA; that GT also guarantees the full performance by Televisa of all of its obligations under the PLA and agrees to be bound by PLA provisions that are applicable to GT; that GT and its Affiliates will produce (not “provide”) specified minimum number of hours per year of television programming under the PLA and with specified minimum number of hours of novelas. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                11.   Answering paragraph 11, Televisa and GT admit the allegations.

                12.   Answering paragraph 12, Televisa and GT admit the allegations there of and aver that Univision is required to pay 40% of the aggregate cost of Televisa to license all broadcast rights to the soccer games.

                13.   Answering paragraph 13, Televisa and GT admit and aver that TeleFutura and Televisa entered into a letter agreement in December 2003 entitled “Purchase of Rights Agreement” pursuant to which TeleFutura agreed to purchase certain rights as provided therein including the rights for exploitation by TeleFutura relating to all television episodes of the game show entitled, “100 Mexicanos Dijeron,” subject to terms and conditions of an agreement between TeleFutura and

Freemantle; pursuant to the letter agreement, TeleFutura agreed to pay 50% of the production budget for each episode subject to a specified cap; and that Televisa is required to account for all expenditures. Except as expressly admitted and averred, Televisa and GT deny generally and specifically the allegations.

                14.   Answering paragraph 14, Televisa and GT admit and aver that pursuant to the parties’ agreements Televisa has provided television programming for Univision for America’s Spanish-speaking community, and that Televisa has received substantial revenues in exchange for its valuable television programs. Televisa and GT further admit the allegations in the second sentence of paragraph 14. With respect to the third sentence in paragraph 14, Televisa and GT admit and aver that performing artists under contract with Televisa have appeared in the United States to promote television programs for Univision and that hundreds of Televisa artists have been available to Univision over the years. Televisa and GT are without knowledge or information sufficient to form a belief as to the truth of the remaining allegations in the third sentence and on that basis deny such allegations. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                15.   Answering paragraph 15, Televisa and GT admit and aver that differences between Univision and Televisa have arisen from time to time and that some disputes regarding the parties’ performance under their agreement have been resolved without resorting to litigation. Televisa and GT further admit and aver that communications occurred with respect to Univision's requests for edits to Televisa’s shows for broadcast on Univision’s networks and that the PLA was amended in writing in 1996 and 2001.  Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                16.   Answering paragraph 16, Televisa and GT admit that in February 2005, Univision’s Board of Directors appointed a new President and Chief Operating Officer of Univision. This matter is further addressed in paragraphs 110-111, below. Except as expressly admitted, Televisa and GT generally and specifically deny the allegations.

                17.   Answering paragraph 17, Televisa and GT admit and aver that on February 8, 2005, a staff employee of Televisa sent an e-mail entitled “Cancelar Talento Televisa” which means regarding the cancellation of Televisa talent; that the e-mail by its terms was temporary; that notwithstanding the email, Televisa did proceed to take the appropriate action to provide talent and, in addition, to establish a reasonable protocol for the appearance of talent in accordance with the PLA and that after February 8, 2005, more that 200 Televisa artists were made available to Univision in 2005. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations and specifically note that Univision has failed to identify the date or page of the quoted Miami Herald article, thus rendering Televisa and GT without knowledge or information sufficient to form a belief as to whether the portion in quotations actually appeared in such publication.

                18.   Answering paragraph 18, Televisa and GT generally and specifically deny the allegations of the first sentence. With respect to the second sentence, Televisa and GT admit and aver that Section 3.6 of PLA provides, in part, as set forth in paragraph 18. Televisa and GT further admit and aver that Televisa has provided talent to Univision in accordance with the terms of the PLA. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                19.   Answering paragraph 19, Televisa and GT generally and specifically deny the allegations of the first sentence. As to the second sentence, Televisa and GT admit that after February 8, 2005 certain artists canceled appearances with respect to Premio Lo Nuestro but aver that a number of artists who originally cancelled subsequently offered to appear and, in fact, several did appear. As to the third and last sentences, Televisa and GT are without knowledge or information sufficient to form a belief as to the truth of the allegations and on that basis generally and specifically deny them. As to the fourth and fifth sentences, Televisa and GT generally and specifically deny the allegations. Televisa and GT further aver that on February 28, 2005, Univision’s President and Chief Operating Officer made the following public statement to financial analysts:

“Our novela block audience was almost four times larger than Telemundo’s. Last Thursday night, we aired our annual Premio Lo Nuestro awards show. Despite what you have heard, all of our audience’s favorite stars, including Televisa’s talent, took part in the festivities. And with our new venue and enhanced set, Premio 2005 was our best ever. Univision achieved a 30.5 rating among Hispanic households, and was the third most watched network among viewers 18-34 whether Hispanic or non-Hispanic, beating ABC and FOX in primetime. We were fourth among all 18-49 year olds coming in front of ABC. This was a huge accomplishment, as we were up against their best programs for the February sweep.” (Emphasis added.)

On the same day, Univision Chairman A. Jerrold Perenchio (“Perenchio”), through Andy Hobson, then Senior Executive Vice President and Chief Strategic Officer for Univision, made the following public statement:

“Televisa, Venevision and I have been partners in the Company nearly 14 years. Our partnership and the Company’s exclusive programming agreements with Televisa and Venevision continue through 2017. A major reason that Univision has been and will continue to be successful flows from these long-term exclusive programming agreements. And we will never forget, nor do we ever minimize their great importance to Univision. Like any successful marriage or partnership, there are occasions when the partners disagree. That is to be expected, and it is healthy. Our recent disagreement I liken to some rain on a very strong and weatherproof roof. (Emphasis added.)

                20.   Answering paragraph 20, Televisa and GT admit the allegations in the fourth sentence that “[T]he up-fronts are among the most important events of the year for any television network.” Televisa and GT admit and aver that Televisa has consistently cooperated with Univision in arranging appearances by popular artists in accordance with its obligations under the PLA. Televisa and GT further aver that one artist requested by Univision for the up-fronts, who was not confirmed and was unavailable due to prior commitments, appeared at another event in New York in connection with the promotion of the novela that he was filming. That appearance in New York, moreover, was at a later time than the up-fronts. Televisa and GT are without knowledge and information sufficient to form a belief as to the truth of the allegations of the last sentence that Univsion “learned” and on that basis deny it. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                21.   Answering paragraph 21, Televisa and GT generally and specifically deny the allegations.

                22.   Answering paragraph 22, Televisa and GT admit and aver that the royalties that Univision is required to pay to Televisa under the PLA are based in part upon “Combined Net Time Sales,” as defined in section 4.1(c)(iii) of the PLA, and deny the remainder of the first sentence of paragraph 22 to the extent that it is an incomplete statement of the definition of “Combined Net Time Sales.” Televisa and GT further admit the allegations of the second and third sentences. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                23.   Answering paragraph 23, Televisa and GT admit and aver that in March 2005, Univision informed Televisa of its assertion that it had “mistakenly” paid royalties based on revenues associated with Premio Lo Nuestro and other television programs, an assertion that Televisa denies and contends is without merit. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                24.   Answering paragraph 24, Televisa and GT admit and aver that Televisa has not returned the royalties previously paid by Univision with respect to Premio Lo Nuestro and certain other television programs from 1996 through 2005, which royalties Televisa is entitled to receive under the PLA. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                25.   Answering paragraph 25, Televisa and GT admit and aver that Televisa has not returned the subject royalties attributable to Univision’s national sales representation fees because Televisa is entitled to such royalties under the PLA. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                26.   Answering paragraph 26, Televisa and GT generally and specifically deny the allegations.

                27.   Answering paragraph 27, except as admitted in the following paragraph, Televisa and GT are without knowledge and information sufficient to form a belief as to the truth of the allegations and on that basis generally and specifically deny them.

                28.   Answering paragraph 28, Televisa and GT admit and aver that section 3.8(b) of the PLA provides in part that Univision shall have the right to edit television programs to “comply with applicable government rules and regulations, including FCC regulations, and Univision’s broadcast standards and practices from time to time in effect." Televisa and GT are without knowledge or information sufficient to form a belief as to the truth of the allegations of the remainder of the first sentence and of the second, third and fourth sentences and on that basis deny them. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                29.   Answering paragraph 29, Televisa and GT are without knowledge or information sufficient to form a belief as to the truth of the allegations, and on that basis generally and specifically deny the allegations.

                30.   Answering paragraph 30, Televisa and GT admit and aver that they have communicated with Univision regarding editing but, except as expressly admitted and averred, Televisa and GT lack knowledge and information sufficient to form a belief as to the truth of the remaining allegations, and on that basis generally and specifically deny them.

                31.   Answering paragraph 31, Televisa and GT generally and specifically deny the allegations in the first sentence. Televisa and GT admit and aver that in early 2005, Televisa sent Univision 22 episodes of a show called Vida TV el Show and that nearly half the episodes included a character ("Mano Suelta") in blackface stage makeup which character was pre-screened without objection by Univision. Univision reviewed and approved the initial episodes of the show that included the character "Mano Suelta" and chose to and did broadcast those episodes. It was only after those events occurred that Univision requested Televisa to provide additional episodes where the character did not appear or was edited out where possible. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                32.   Answering paragraph 32, Televisa and GT admit and aver that Televisa agreed to and did make such edits in a timely manner, did object to Univision unilaterally making the edits, did respond promptly and edited where possible, and began phasing the character out of the show. Televisa and GT are without knowledge or information sufficient to form a belief as to the truth of the allegations as to Univision's claims to have begun editing on its own and to have been required to air reruns of Vida TV el Show, and on that basis deny those allegations. Televisa and GT are without knowledge or information sufficient to form a belief as to the truth of the allegations of the last sentence and on that basis generally and specifically deny them. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                33.   Answering paragraph 33, Televisa and GT deny generally and specifically the allegations of the first, fifth, sixth and last sentences thereof; admit the allegations of the second sentence except aver that other reasons exist for the varying length; are without knowledge or information sufficient to form a belief as to the truth of the allegations of the third and fourth sentences and on that basis generally and specifically deny them.

                34.   Answering paragraph 34, Televisa and GT generally and specifically deny the allegations in the first two sentences and last sentence thereof. As to the third and fourth sentences, Televisa and GT admit and aver that the issue was raised with Televisa and that Televisa responded promptly and appropriately and, in certain instances, added a disclaimer. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                35.   Answering paragraph 35, Televisa and GT admit the second sentence of the paragraph except they are without information sufficient to form a belief as to the truth of the allegations as to the 3-10 minute delay and on that basis deny them generally and specifically; Televisa and GT admit, as to the third sentence, without admitting the accuracy of the statements, that Univision made the statement, but not its truth. Televisa and GT aver that the parties have discussed this issue from time to time and that after the disclosure on Galavision of information about the final episodes of La Madrasta, Univision sought blanket permission to edit any television program that it considered to constitute a

"spoiler," which permission Televisa has not granted and is not obligated to do so. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                36.   Answering paragraph 36, Televisa and GT admit and aver that some television programs contain product placements and that Televisa has not consented to their removal and is not obligated to do so. Except as admitted and averred, Televisa and GT generally and specifically deny the allegations.

                37.   Answering paragraph 37, Televisa and GT generally and specifically deny each and every allegation.

                38.   Answering paragraph 38, Televisa and GT admit the allegations of the first sentence and aver that neither Televisa nor GT has violated the provisions cited in paragraph 37 above. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                39.   Answering paragraph 39, Televisa and GT admit the second, third, and seventh sentences. Televisa and GT deny generally and specifically the first, fourth and sixth sentences. Televisa and GT are without knowledge or information sufficient to form a belief as to the truth of the allegations of the fifth sentence, and on that basis deny them.

                40.   Answering paragraph 40, Televisa and GT admit the allegations thereof except deny that it accurately quotes the PLA; Televisa and GT aver that the correct quote is that "for the term of the [PLA, GT] and its Affiliates will produce each year for [Univision's] use at least 8,531 hours of Programs...." Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                41.   Answering paragraph 41, Televisa and GT generally and specifically deny the allegations.

                42.   Answering paragraph 42, Televisa and GT admit the first sentence except deny that such offers were required to be made under the PLA and aver that Televisa is not required to offer movies not produced or co-produced by Televisa to Univision under the PLA and that Televisa so informed Univision in or about 2003. Televisa and GT are without knowledge or information sufficient to form a belief as to the truth of the allegations that movies from a Televisa catalog aired on a competing United States network and on that basis deny them. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                43.   Answering paragraph 43, Televisa and GT generally and specifically deny the allegations of the first sentence; as to the second sentence, admit that the Soccer Agreement requires the provision of a “clean feed” but deny that the Agreement refers to “advertising, video effects or audio commentary”; as to the third sentence, admit that Televisa inserts virtual or electronic advertising into its Mexican broadcasts but aver that Televisa has not intentionally provided Univision with anything other than a clean feed and further that, in most instances, physical advertisements near goalposts are in the stadiums; as to the fourth sentence, are without knowledge or information sufficient to form a belief as to the truth of the allegations and on that basis generally and specifically deny them; admit the allegations of the last sentence.  Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                44.   Answering paragraph 44, Televisa and GT admit the first sentence thereof; as to the second sentence, admit that Televisa provided Univision with five press credentials and are without knowledge or information sufficient to form a belief as to the truth of the allegation “for the first time ever” and on that basis deny that allegation; as to the third sentence admit the allegations except deny that Televisa “denied” Univision access; deny generally and specifically the allegations of the last sentence. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                45.   Answering paragraph 45, GT and Televisa admit and aver that

Televisa has not at this time accounted for production costs under the Purchase of Rights Agreement dated December 18, 2003. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                46.   Answering paragraph 46, Televisa and GT admit and aver that under the Purchase of Rights Agreement dated December 18, 2003, Televisa produces the episodes and TeleFutura is required to pay 50% of the production costs subject to a specified per episode cap. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                47.   Answering paragraph 47, Televisa and GT admit and aver that it has billed TeleFutura for the amount of the Episode Cap for all of the episodes of 100 Mexicanos Dijeron produced and delivered to TeleFutura. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                48.   Answering paragraph 48, Televisa and GT admit and aver that TeleFutura made a request for budget and cost information which information has not yet been provided. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                49.   Answering paragraph 49, Televisa and GT admit the allegations.

                50.   Answering paragraph 50, Televisa and GT admit the allegations.

ANSWER TO FIRST CLAIM FOR RELIEF

                51.   Answering paragraph 51, Televisa and GT repeat and reaver all responses to paragraphs 1 through 50.

                52.   Answering paragraph 52, Televisa and GT admit the allegations in the first sentence. With respect to the second sentence, Televisa and GT admit and aver that the PLA sets forth rights and obligations of the parties with respect to Univision's licensing of Televisa programming for broadcast on the Univision networks in the United States.  Except as expressly admitted and averred, Televisa and GT deny generally and specifically the allegations.

                53.   Answering paragraph 53, Televisa and GT generally and specifically deny the allegations.

                54.   Answering paragraph 54, Televisa and GT generally and specifically deny the allegations and deny that they have breached the PLA in any respect.

                55.   Answering paragraph 55, Televisa and GT generally and specifically deny the allegations and deny that Univision has been damaged in any amount or at all.

ANSWER TO SECOND CLAIM FOR RELIEF

                56.   Answering paragraph 56, Televisa and GT repeat and reaver all responses to paragraphs 1 through 50.

                57.   Answering paragraph 57, Televisa and GT admit the allegations in the first sentence.  With respect to the second sentence of paragraph 57, Televisa and GT admit and aver that the PLA sets forth rights and obligations of the parties with respect to Univision’s licensing of Televisa television programming for broadcast on the Univision networks in the United States.  Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                58.   Answering paragraph 58, Televisa and GT generally and specifically deny the allegations and deny that they have breached the PLA or the implied covenant in any respect.

                59.   Answering paragraph 59, Televisa and GT generally and specifically deny the allegations and further deny that Univision has been damaged in any amount or at all.

ANSWER TO THIRD CLAIM FOR RELIEF

                60.   Answering paragraph 60, Televisa and GT repeat and reaver all responses to paragraphs 1 through 59.

                61.   Answering paragraph 61, Televisa and GT generally and

specifically deny the allegations.

                62.   Answering paragraph 62, Televisa and GT generally and specifically deny the allegations.

ANSWER TO FOURTH CLAIM FOR RELIEF

                63.   Answering paragraph 63, Televisa and GT repeat and reaver all responses to paragraphs 1 through 62.

                64.   Answering paragraph 64, Televisa and GT admit the allegations except deny that they accurately reflect the terms of the Guaranty which refer to the production of television programming and not the providing of television programming.

                65.   Answering paragraph 65, Televisa and GT generally and specifically deny the allegations.

                66.   Answering paragraph 66, Televisa and GT generally and specifically deny the allegations and specifically deny that GT breached any obligations.

                67.   Answering paragraph 67, Televisa and GT generally and specifically deny the allegations and further deny that Univision has been damaged in any amount or at all.

ANSWER TO FIFTH CLAIM FOR RELIEF

                68.   Answering paragraph 68, Televisa and GT repeat and reaver all responses to paragraphs 1 through 50.

                69.   Answering paragraph 69, Televisa and GT admit the allegations.

                70.   Answering paragraph 70, Televisa and GT generally and specifically deny the allegations and specifically deny that they have breached any obligations under the Soccer Agreement.

                71.   Answering paragraph 71, Televisa and GT generally and specifically deny the allegations.

                72.   Answering paragraph 72, Televisa and GT generally and

specifically deny the allegations and further deny that Univision has been damaged in any amount or at all.

ANSWER TO SIXTH CLAIM FOR RELIEF

                73.   Answering paragraph 73, Televisa and GT repeat and reaver all responses to paragraphs 1 through 50.

                74.   Answering paragraph 74, Televisa and GT admit the allegations.

                75.   Answering paragraph 75, Televisa and GT generally and specifically deny the allegations and deny that they have breached any contract, obligation or implied covenant.

                76.   Answering paragraph 76, Televisa and GT generally and specifically deny the allegations.

                77.   Answering paragraph 77, Televisa and GT generally and specifically deny the allegations and further deny that Univision has been damaged in any amount or at all.

ANSWER TO SEVENTH CLAIM FOR RELIEF

                78.   Answering paragraph 78, Televisa and GT repeat and reaver all responses to paragraphs 1 through 50.

                79.   Answering paragraph 79, Televisa and GT admit the allegations in the first sentence. As to the second sentence, Televisa and GT admit and aver that the Participation Agreement sets forth rights and obligations of the parties concerning certain specified transactions. Televisa and GT generally and specifically deny the allegations of the third sentence. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                80.   Answering paragraph 80, Televisa and GT generally and specifically deny the allegations and deny that they have breached the Participation Agreement in any way.

                81.   Answering paragraph 81, Televisa and GT generally and specifically deny the allegations.

                82.   Answering paragraph 82, Televisa and GT generally and specifically deny the allegations and further deny that Univision has been damaged in any amount or at all.

ANSWER TO EIGHTH CLAIM FOR RELIEF

                83.   Answering paragraph 83, Televisa and GT repeat and reaver all responses to paragraphs 1 through 50.

                84.   Answering paragraph 84, Televisa and GT admit and aver that TeleFutura and Televisa entered into a Purchase Rights Agreement dated December 18, 2003 relating to 100 Mexicanos Dijeron. Except as expressly admitted and averred, Televisa and GT generally and specifically deny the allegations.

                85.   Answering paragraph 85, Televisa and GT generally and specifically deny the allegations and deny that Televisa has breached any obligations under the Purchase Rights Agreement.

                86.   Answering  paragraph 86, Televisa and GT generally and specifically deny the allegations.

                87.   Answering paragraph 87, Televisa and GT generally and specifically deny the allegations and deny that TeleFutura has been damaged in any amount or at all.

AFFIRMATIVE DEFENSES

                As and for Televisa’s and GT’s Affirmative Defenses to the Counterclaims, they are informed and believe and thereon aver:

FIRST AFFIRMATIVE DEFENSE

(Discharge and Suspension)

A.            The Parties’ Business Relationship

                88.   The business relationship between the parties began with Televisa’s effort to increase its distribution of Spanish-language television programming in the United States, for which Televisa is recognized as an industry pioneer. In 1992, Televisa joined forces with A. Jerrold Perenchio (“Perenchio”) and the Cisneros family, owners of the Spanish-language media company Venevision International Corporation (“Venevision”), to acquire the fledgling Univision network from Hallmark. GT, the parent company of Televisa, helped finance the purchase of Univision from Hallmark and thereby obtained an equity ownership share of Univision together with Perenchio and Venevision. In addition, GT and Venevision contributed 33% each of the equity investment necessary to purchase Univision in exchange for 25% each of actual equity ownership, providing Perenchio with a windfall of an excess of 16% equity interest in Univision.

                89.   Univision is publicly traded on the New York Stock Exchange and has several classes of stock. As of February 15, 2005, although Perenchio only owns approximately 11% of Univision’s common stock (decreasing to 10.2% if certain warrants are exercised), his voting rights provide him with ten votes per share compared to the one vote per share of all of the other capital stock of Univision. As of December 31, 2004, Perenchio controlled approximately 56% of all overall voting power and thereby owes fiduciary duties to Univision and its other shareholders. Perenchio effectively controls all matters submitted to Univision stockholders for vote. As of December 31, 2004, GT owned approximately 9.3% of the outstanding shares (increasing to approximately 10.8%

if certain warrants are exercised) and Venevision owned approximately 5.5% of the outstanding shares (increasing to approximately 13.3% if certain warrants are exercised).

                90.   On or about December 17, 1992, Televisa, Venevision and Univision entered into a written program license agreement, with a 25-year term that provided Univision with the option to obtain an exclusive license to broadcast Televisa and Venevision television programming in the United States, with certain exceptions, in exchange for royalties based on a fixed percentage of essentially all time sales by the Networks and Stations (as those terms are defined in the parties’ written agreement), whether or not the advertisements aired in connection with programs supplied by Televisa or Venevision, and including barter and trade transactions and television subscription revenue and less only certain items specifically listed in the parties’ agreement.

B.            The Applicable Agreements

                91.   Televisa and Univision have entered into various agreements which affect their business relationship, including specifically the Program License Agreement and the Soccer Agreement:

The Program License Agreement (the “PLA”)

                92.   Televisa, as licensor, and Univision, as licensee, first entered into a written program license agreement in 1992, and it was subsequently amended and restated in 1996 and 2001. The current operative version of this agreement is the Second Amended and Restated Program License Agreement, dated as of December 19, 2001 (the “PLA”). Pursuant to the terms of the PLA, Univision has the exclusive license to broadcast on television Televisa’s Spanish-language television programming in the United States during the term of the PLA, with certain exceptions.

                93.   In exchange for the valuable exclusive broadcast rights granted by Televisa, Univision is obligated to pay royalties to Televisa. Those royalties include a fixed percentage of the advertising sales by Univision’s networks and television stations as defined in the PLA (excluding TeleFutura), plus Excess Time Sales as defined in the PLA. The PLA refers to these advertising sales as “Combined Net Time Sales” and defines them in Section 4.1(c)(iii). Pursuant to a written notice and agreement dated December 19, 2001 between Univision and (a) Productura de Teleprogramas, S.A. de C.V. and (b) Venevision International Corporation, the applicable royalty rate was allocated 9% to Televisa and 6% to Venevision. Pursuant to Section 4 of the PLA, Televisa is also entitled to a stated percentage of TeleFutura Net Times Sales (as defined in the PLA) less certain credits and subject to certain minimum payments. For convenience, the total amounts upon which Televisa’s royalties are calculated under the PLA as to all entities, including TeleFutura, are referred to herein as the “Networks’ Combined Net Time Sales.”

                94.   The PLA also requires Univision to account for and pay royalties to Televisa for the value of the advertising time on the “Networks, the Stations, the TeleFutura Networks and the TeleFutura Stations” (all as defined in the PLA and referred to collectively herein as the “Univision Licensees”) used by any of the Univision Licensees or any other networks, stations and other media owned by Univision and its “Affiliates” (as defined in the PLA). Section 1.1(b) of the PLA expressly provides that all advertising time sales on the “Networks, the Stations, the TeleFutura Network and the TeleFutura Stations will be conducted and allocated on an arms-length basis vis-a-vis other networks, stations and other media owned by [Univision] and its Affiliates.” (“Affiliate” is defined in Section 1.2(d) of the PLA to include “any person that directly or indirectly controls, is controlled by, or is under common control with the person in question....”) Section 1.1(b) was added to the 2001 version of the PLA to ensure that all advertising on Univision’s networks would be at fair market value and that Televisa received royalties from such advertising. Indeed, Univision has publicly spoken about its beneficial use of cross-promotional advertising. For example, in a conference call with financial analysts on November 2, 2005, Ray Rodriguez, President and Chief Operating Officer of Univision, reporting on the Third Quarter of 2005, said: “We do cross promote heavily on television and on radio, Internet, so we expect it to continue to grow, ....” In a press release, Univision reported that Univision Radio’s “net revenue grew 8% in the third quarter, significantly outperforming the industry, as a whole, which grew 1% as reported by the Radio Advertising Bureau. In the Arbitron Summer 2005 book, Univision Radio’s outstanding programming and effective cross promotion with Univision’s local television stations resulted in audience share growth among Adults 25-54 in several markets ....” In an earlier call on August 4, 2005, reporting the Second Quarter of 2005, Mr. Rodriguez admitted that Univision’s radio stations were benefiting “from increased cross-promotion with Univision’s other media properties....” and that “[t]he stations continue to capitalize on the relationships with our local TV stations and online properties to execute successful cross-promotion and integrated content efforts.”

                95.   Under the PLA, advertising time is required either to be sold, to be used by Univision as long as an arms-length value is attributed to such use for the purpose of calculating the Networks’ Combined Net Time Sales, sold to Televisa and Venevision or given to Televisa and Venevision for their use free of charge. Specifically, Section 22 of the PLA provides that:

Advertising time on the Networks, the Stations and the Telefutura Network and the Telefutura Stations which is not sold to advertisers or used by Licensee or its subsidiaries for their own purposes will be made available without charge to Televisa, Venevision and their Affiliates....

                96.   Section 22(b) further permits Televisa to purchase advertising time at favorable rates:

Televisa and its Affiliates will also (i) purchase an aggregate of $5,000,000 per year in advertising and (ii) shall be permitted to purchase additional advertising time on the Univision Network, the Galavision Network and the Telefutura Network which cannot be preempted by [Univision] or its Affiliates which time shall be sold for the lowest spot rate then being offered for a non-preemptable spot in the program during which such time is sold.

                97.   The PLA also establishes a procedure for the calculation and payment of royalties by Univision to Televisa. The PLA requires that royalties shall be paid by Univision to Televisa each month on the twelfth business day after the end of each month. These monthly payments are based upon Univision’s estimate of the royalty amount that has accrued for that month. Because the information necessary to the calculation of royalties is solely in Univision’s possession and control, the PLA requires that Univision make any correcting adjustments to the monthly royalty payments after it reviews the final revenues for the applicable time period, and to make such adjustments within 45 days after the end of each quarter.

                98.   Another significant aspect of the parties’ agreement relates to the integrity of Televisa’s product. The PLA provides that, absent Televisa’s consent, Univision may not edit or alter the Televisa programs supplied to Univision except for some non-creative editing permitted under limited circumstances. By such provisions, the parties recognized that editing that affects program content and continuity could jeopardize the integrity and value of Televisa’s intellectual property and that Televisa expected that its television programming should have the same restrictions regarding editing as any United

States syndicated television program.

                99.   The PLA further requires in Section 3 (including specifically Section 3.1) that Univision pay for the expense of delivery of television program materials as well as return of such materials.

                100.  The PLA, in Section 4.4, expressly provides that:

In order to assure compliance with the terms of this Agreement, Licensor shall have the right to receive once each year a certificate from Licensee’s independent certified public accounting firm, which certificate shall attest to the combined net times sales for the year. (Emphasis added.)

                101.   The PLA, also in Section 4.4, further permits Televisa to retain certified public accountants to audit Univision’s books and records with respect to Univision’s calculation of the Networks Combined Net Time Sales and requires Univision to cooperate fully with such auditors:

[Univision] agrees to provide any certified public accountants designated by [Televisa] with access to all business records of [Univision] related to the computation of Combined Net Time Sales or TeleFutura Net Time Sales, as applicable. (Emphasis added.)

The Soccer Agreement

                102.  On or about December 19, 2001, Televisa and Univision entered into a written letter agreement (the “Soccer Agreement”), pursuant to which Univision was granted the exclusive United States television broadcast rights to certain soccer games in the First Division of the Mexican League. In exchange for such rights, Univision is required to pay 40% of Televisa’s aggregate cost to license all broadcast rights for such soccer games, and Univision is also required to pay Televisa royalties based on the Networks’ Combined Net Time Sales attributable to the broadcasts of the soccer games under the terms of the PLA.

                103.  The Soccer Agreement provides that Televisa will provide Univision with access to Televisa’s television broadcast signal of the Mexican soccer games. Section 6 of the Soccer Agreement provides that Televisa will provide Univision with free access in Mexico City to its television broadcast feed as well as a clean feed, of each of the licensed soccer games, and that Univision will pay the expense of the transmission of that feed from Mexico City to Univision in Miami, Florida.

                104.  The Soccer Agreement incorporates by reference, among other things, the terms of the PLA that prohibit alterations to Televisa’s programming without Televisa’s consent, except in limited circumstances.

C.            Univision’s Material Breaches of the PLA

                105.  Univision has breached the PLA including its implied covenant of good faith and fair dealing in several respects. Many of the breaches have been in retaliation for and in response to concerns expressed by GT and Televisa concerning the management of Univision, including the lack of independence on the part of Univision’s Board of Directors.

                106.  Although GT and Venevision together own nearly 24% of Univision’s common stock (assuming warrants are exercised), they are only entitled to designate two seats on the Univision Board of Directors. Other than the Televisa appointed director (which seat is currently vacant) and the Venevision appointed director, the board is currently composed solely of individuals personally selected by and loyal to Perenchio and not one of them is independent (despite the fact that they supposedly represent public shareholders as well). The current board (and their dates of original election) are A. Jerrold Perenchio (1992); Ray Rodriguez (1996); Harold Gaba (1996); Alan F. Horn (1992); John G. Perenchio (1992); Gustavo Cisneros of Venevision (2003); McHenry T. Tichenor, Jr. (2003); Anthony Cassara (2005); and Michael O. Johnson (2005). The audit committee consists of

Mr. Gaba and Mr. Horn.

                107.  The backgrounds of these directors, other than Perenchio, include the following:

a.	Anthony Cassara. Since at least 2000, Cassara has been an employee and officer of Chartwell Partners LLP (“Chartwell”), Perenchio’s privately owned investment company.

b.

Harold Gaba. Gaba’s business and personal relationships with Perenchio (and co-director Horn) date back to 1974 through 1985 when the three of them were in business together at Embassy Communications and one of its predecessors, TAT Communications. In 1985 Perenchio and Gaba jointly invested in Hal Roach Studios. Gaba has solicited and Perenchio has donated (or caused to be donated through his affiliates) millions of dollars to charitable organizations affiliated with Gaba.

c.

Alan F. Horn. Horn was hired by Perenchio at TAT. Horn and Perenchio are close personal friends. Horn has solicited and Perenchio has donated (or caused to be donated through his affiliates) millions of dollars to charitable organizations affiliated with Horn.

d.	John G Perenchio. John G. Perenchio is Perenchio’s son and an executive of various entities that are affiliates of his father, some of which do business with or own stock in Univision.

e.

Ray Rodriguez. Rodriguez currently serves as the President and Chief Operating Officer of Univision and was installed in that position at the direction of Perenchio under the circumstances described below.

f.	McHenry G. Tichenor, Jr. Tichenor came to Univision when it merged with Hispanic Broadcasting Corporation, which became

Univision Radio. He resigned as President of Univision Radio on December 31, 2004 but remained on the Univision board by reason of a voting agreement entered into with Perenchio whereby Perenchio agreed to nominate and then vote to elect him to the board as a Class A/P director.

g.	Michael Johnson. Johnson and Perenchio are residents of the same community in Malibu and personal friends.

                108.  The relationship between Univision and Chartwell and its affiliates is all pervasive. Robert Cahill, the Vice Chairman and Corporate Secretary of Univision served for 20 years as Executive Vice President and General Counsel of Chartwell. Andrew Hobson, Executive Vice President and Chief Financial Officer of Univision served as a principal in Chartwell from 1990 through 1994. Anthony Cassara, a member of the Univision Board of Directors, served as Executive Vice President of Chartwell from 2000.

                109.  From 1992 to the present, Univision paid over $20 million to various Chartwell affiliated companies. During that time Chartwell employees received 130,000 shares of Univision stock allegedly for devoting time to Univision. Certain Chartwell companies were formed specifically to provide services to Univision and Univision leases office space from Chartwell.

                110.  The co-founders of Univision, GT and Venevision, have long requested Perenchio to (and he has steadfastly refused to) provide a succession plan, appoint independent board members and engage in a meaningful deliberative process for the selection of senior management. Both GT and Venevision have expressed their concerns over the manner in which Perenchio has exercised his control over his selected directors and, most recently, the utter disregard of his fiduciary duties and well established standards of corporate governance. On February 3, 2005, a letter was sent to Perenchio by Emilio Azcarraga Jean, President and CEO of Televisa. In his letter, he objected to Perenchio’s insistence that Ray Rodriguez be elected president of Univision as a condition to addressing “the CEO succession process” within Univision.  Perenchio, on February 4, 2005, gave short shrift to his “business partner,” co-shareholder and indeed to his fiduciary responsibilities to Univision when he rejected the requests of GT.  In further correspondence from the Televisa President and CEO (February 7, 2005), Perenchio was urged to reconsider his dictate that the board elect Ray Rodriguez as President and Chief Operating Officer of the company without a proper screening process.  On February 8, 2005, Perenchio wrote to Televisa’s President and to Gustavo Cisneros of Venevision, and stated his intention to ask the board to “make Ray the President and COO” and to propose that Anthony Cassara become the Class A/P director.  Prior to the board meeting, GT also expressed its concern about the procedure Univision intended to use to appoint Anthony Cassara as a board member.  Yet, at the board meeting on February 9, 2005, Mr. Cassara was appointed to the board despite the opposition of Fernando Aguirre and Mr. Tichenor’s abstention.  And, with respect to Mr. Rodriguez, the board was presented, among other issues, with what was essentially a fait accompli - Perenchio’s anointment of Ray Rodriguez as President and Chief Operating Officer of Univision.  The board (apart from the GT and Venevision officers) rubber stamped the selection.

                111.  The disregard of proper corporate governance was underscored at the February 9, 2005 board meeting.  Perenchio came to the February 9, 2005 board meeting determined to name Rodriguez as the President and Chief Operating Officer of Univision in spite of and to spite the request that he adhere to ordinary good corporate practice in selecting the most qualified person for the key corporate positions.  Without prior board approval, he invited two attorneys, including a lawyer engaged in the high profile criminal defense of a senior Enron executive, to attend the meeting.  When independent director Rivera (affiliated with Cisneros) asked Perenchio why the two attorneys were attending the meeting, Perenchio stated that they were there to represent the board.  Independent alternate director Alfonso de Angoitia Noriega, Executive Vice President of Televisa, requested clarification with respect to the services those lawyers were providing and the issue of conflicts of interest given his understanding that their law firm represented both Univision and Perenchio individually.  He was told that they were there to represent the board.  When he objected to such representation absent a board resolution, such a resolution was immediately passed by the remaining directors.  The resolution was passed over the objection of the Televisa and Venevision-appointed directors.  The question of whether or not the lawyers had a conflict of interest was ignored and not addressed.

                112.  Independent institutional investors have expressed concerns about Univision’s lack of independent corporate governance similar to those expressed by Televisa, GT and Venevision.  In 2004, 55% of institutional shareholders withheld their votes from the Perenchio slate of directors.  In 2004 and 2005, Institutional Shareholder Services issued a corporate governance report recommending a “withhold” vote on all management directors.  In 2005, the AFL-CIO submitted a proposal to remove Perenchio’s voting control and recommended a “one share, one vote” structure.

                113.  In the wake of the February 9, 2005 board meeting and various retaliatory actions against GT and Televisa, in May 2005, Televisa Chair Emilio Azcarraga and Televisa Executive Vice President Alfonso de Angoitia resigned from the Univision board and Mr. Azcarraga resigned as well as Vice Chair of Univision.  (Earlier, on February 18, 2005, independent director Fernando Aguirre, an executive of Chiquita Brand International, had also resigned.)

                114.  Perenchio has historically acted as he sees fit and not always in the best interests of Univision and its shareholders.  For example, in late 2003, Perenchio (joined by now-President Ray Rodriguez) insisted on airing an expensive telenovela, Te Amare en Silencio, produced by a Perenchio-owned production company, in the prime 9 p.m. time slot.  Univision’s own programmers as well as Televisa and Venevision warned that this novela would not be successful and in fact the director of programming resigned.  Also Perenchio used Univision’s resources in connection with the production of such telenovela.  In fact, it quickly flopped and hurt Univision’s ratings and advertising sales.

                115.  Univision continues to be dismissive of the seriousness of the abdication of board responsibility by describing these events in paragraph 16 of its Counterclaim benignly as “percolating areas of contention.”  In fact, such events go to the core principles of fiduciary responsibility and the lack of independence of the management and board of Univision.  In turn, they well justify the concerns expressed by GT and Televisa about Univision’s failure to honor its obligations under the agreements with Televisa and also place in context conduct by Televisa now complained of by Univision.

                116.  Televisa and GT are informed and believe and thereon aver that Univision has materially breached the PLA, as to its express terms and the implied covenant of good faith and fair dealing, in at least the following ways:

Royalties Based on the Univision Inter-Company Advertising

                117.  In violation of Section 1.1(b) of the PLA, Univision has provided advertising time to the Univision Licensees and the networks, stations and other media owned by Univision or its Affiliates (as defined in the PLA) without charge and without attributing any arms-length determined monetary value to such advertising for inclusion in Networks’ Combined Net Time Sales, and has thereby failed to pay Televisa its royalties based on such use.

                118.  Univision’s failure to disclose, account for or pay Televisa royalties based on the value of such advertising time is a breach of the PLA.

                119.  Televisa did not discover, and reasonably could not have discovered, Univision’s failure to pay these royalties because the relevant information was within Univision’s exclusive control and Televisa had justifiably and reasonably relied on Univision’s representations that its royalty calculations were correct. It was not until Televisa received a preliminary report in late 2005 from its auditors conducting an audit pursuant to Televisa’s rights under the PLA that Televisa discovered Univision’s failure to account for and pay royalties to Televisa based on the value of such advertising.

Royalties Based On Univision’s National Advertising Sales Commissions

                120.  Since at least 2000, Univision has included its so-called National Advertising Sales Commissions in the Networks’ Combined Net Time Sales for purposes of calculating Televisa’s royalties. Such revenues represent a percentage of advertising sales by Univision’s non-owned stations that are “affiliated” with one of the Univision networks (as these stations are referred to in paragraph 25 of the Counterclaims) and are therefore properly included in Networks’ Combined Net Time Sales. No provision of the PLA permits their exclusion from the calculation of the Networks’ Combined Net Time Sales. Univision’s outside auditors have formally certified that Televisa royalties (which include National Advertising Sales Commissions) were correctly calculated by Univision.

                121.  Univision has now further breached the PLA by claiming that revenues attributable to the National Advertising Sales Commission are not properly included in Televisa’s royalty calculation and by stating that Univision will seek to “recoup” alleged overpayments. Univision has further breached the PLA by failing to include in the calculation of the Networks’ Combined Net Times Sales 100% of all advertising sales on affiliated (non-owned and operated) stations.

Royalities Based On Premio Lo Nuestro and Other Programs

                122.  Since at least 1996, and through the end of 2004, Univision properly included advertising revenues generated by the program Premio Lo Nuestro in the calculation of the Networks’ Combined Net Time Sales. Accordingly, the advertising revenues generated by Premio Lo Nuestro resulted in royalty payments by Univision to Televisa since at least 1996. Univision’s outside auditors have formally certified that Televisa royalties (which included revenues from Premio Lo Nuestro) were correctly calculated by Univision.

                123.  With respect to the royalty payment from February 2005, Univision breached the PLA by excluding revenues from Premio Lo Nuestro from the Networks’ Combined Net Time Sales, thus withholding from Televisa approximately $1.5 million in royalty payments due Televisa under the PLA. Only after the filing of this lawsuit by Televisa did Univision agree to pay the royalties due and owing for Premio Lo Nuestro. Even then, Univision made such payment only conditionally, reserving all rights to take back the $1.5 million. Univision has yet to make an Adjustment (as that term is defined in the PLA) to the royalty calculation for the first quarter of 2005 to include the royalties due to Televisa (some $1.5 million) from Premio Lo Nuestro.

                124.  Univision now attempts to justify its breach and repudiation of the PLA by claiming that Premio Lo Nuestro is a “Special Program” and revenues from Premio Lo Nuestro are “Special Event Revenues” that purportedly should be excluded from the calculation of Televisa’s royalties. Premio Lo Nuestro is not a “Special Program,” and revenues from Premio Lo Nuestro are not “Special Event Revenues.” (In fact, the category of “Special Programs” was created specifically to address those programs that Televisa did not participate in funding. Such funding initially occurred directly through an Agreement Concerning Production and Acquisition of Programs dated December 17, 1992. Thereafter, such funding occurred indirectly through an agreed-upon reduction in royalties. Premio Lo Nuestro has been funded, directly and indirectly, by Televisa and was never intended to be classified as a “Special Program.”)

                125.  In addition to its breach of the PLA by failing to pay without condition the royalties due for 2005, Univision has informed Televisa that, during the years 1996 to 2004, Univision improperly paid to Televisa approximately $5 million in royalties, including over $3 million attributable to revenues from Premio Lo Nuestro, thus further breaching and repudiating the PLA. Univision has threatened to deduct such amounts from future royalty payments due and owing to Televisa, or by other means.

                126.  In addition to its consistent payment of such royalties since at least 1996 and its own auditor’s certification of the royalty calculations, Univision has recognized from the inception that Premio Lo Nuestro is not a “Special Program” within the meaning of the PLA. Univision itself refers to Premio Lo Nuestro as the “longest-running continually telecast Latin music awards program,” and describes it as a television “series” in documents filed with the United States Patent and Trademark Office. Notably, Univision did not include Premio Lo Nuestro in the list of “Specials” in Univision’s 2005/2006 Program Schedule distributed at its May 2005 “up-front” presentation to advertisers and others.

                127.  Univision has also improperly claimed that certain other advertising revenues are excludable from the calculation of the Networks’ Combined Net Times Sales because they are related to Special Programs or purported Special Programs (such as Premio Lo Nuestro).

Failure to Pay Delivery Costs

                128.  Televisa duly demanded that Univision remit payment for the costs of delivery of television programming under the PLA. Univision has failed and refused to pay invoices for such costs, in violation of its express obligations under the PLA. At present, such unpaid invoices amount to more than $1.6 million.

Univision’s Unauthorized Alterations of Televisa’s Copyrighted Programs

                129.  Univision has also breached the PLA because on multiple occasions Univision has edited programs provided to Univision by Televisa and without Televisa’s consent. The PLA permits Univision to edit Televisa programs only under limited, non-creative and specified conditions. In violation of those limitations, Univision has altered at least the following programs that Televisa provided to Univision pursuant to the PLA (all of which were broadcast on a Univision television network):

                a.             Otro Rollo (broadcast in the United States on May 1, 2005);

                b.             Otro Rollo (broadcast in the United States on April 17, 2005);

                c.             Otro Rollo (broadcast in the United States on April 10, 2005);

                d.             Otro Rollo (broadcast in the United States on April 3, 2005);

                e.             Otro Rollo (broadcast in the United States on March 20, 2005);

                f.              Otro Rollo (broadcast in the United States on March 6, 2005);

                g.             Otro Rollo (broadcast in the United States on February 26, 2005);

                h.             Otro Rollo (broadcast in the United States on February 20, 2005);

                i.              Nuestra Casa (broadcast in the United States on April 6, 2005);

                j.              Nuestra Casa (broadcast in the United States on March 29, 2005);

                k.             Nuestra Casa (broadcast in the United States on March 24, 2005);

                l.              Nuestra Casa (broadcast in the United States on March 12, 2005);

                m.            Nuestra Casa (broadcast in the United States on February 22, 2005);

                n.             Nuestra Casa (broadcast in the United States on February 21, 2005);

                o.             La Parodia (broadcast in the United States on April 10, 2005);

                p.             La Parodia (broadcast in the United States on March 6, 2005);

                q.             No Manches (broadcast in the United States on April 10, 2005);

                r.              No Manches (broadcast in the United States on March 26, 2005);

                s.             No Manches (broadcast in the United States on March 19, 2005);

                t.              No Manches (broadcast in the United States on March 3, 2005);

                u.             No Manches (broadcast in the United States on February 19, 2005).

                130.  Univision’s unauthorized editing and subsequent broadcast of these programs is a material breach of the PLA. Moreover, Univision has further breached the PLA by altering other programs without Televisa’s consent.

Other Financial Breaches of the PLA

                131.  Disa.  Univision agreed to provide $5 million worth of advertising time to a Univision-related entity, Disa, a record label. Univision did include $5 million in the Networks’ Combined Net Time Sales calculation. However, Univision provided Disa with more than $1 million in advertising time value over and above the agreed upon $5 million and that additional advertising time value has not been included in Networks’ Combined Net Time Sales used to calculate Televisa royalties. Univision has also improperly deducted a 15% commission on such advertising that it did not incur as an expense. In addition, Univision began excluding Disa advertising sales from the Networks’ Combined Net Time Sales calculation entirely as of the second quarter of 2004.

                132.  Barter Sales.  Section 4.1(c)(iii) of the PLA provides that “barter and trade sales shall be valued at the fair market value for the goods or services received by the Networks or the Stations.” In violation of this contractual obligation, Univision includes barter sales at 50% of fair market value.

                133.  Other Income.  Univision has received cash payments from various stations which payments were not allocated to specific advertisements but which presumably are attributable to advertising sales and thus should have been included in the calculation of the Networks’ Combined Net Times Sales but were not so included.

                134.  Music License Fee Allocations.  Univision has deducted music license fees that it paid to the various performing rights societies such as ASCAP and BMI from the calculation of the Networks’ Combined Net Time Sales, pursuant to PLA section 4.1(c)(iii), but did not properly allocate such fees, resulting in an under-calculation of the Networks’ Combined Net Time Sales and resulting diminution in royalties to Televisa. For example, in 2004, Univision did not allocate any music license fees to Special Programs, the ad sales revenues for which are not included in the calculation of the Networks’ Combined Net Times Sales. In addition, Univision did not allocate any of the BMI fees to its affiliated company, Univision Online and did not allocate to programs broadcast in Puerto Rico, which revenues are not shared with Televisa.

Failure To Make Advertising Time Available to Televisa

                135.  In violation of Section 22(a) of the PLA, Univision has failed to provide Televisa with the free unsold advertising time to which it is entitled.

                136.  With respect to Televisa advertising that Univision has agreed to run, Univision has improperly delayed running certain advertising (such as advertising for the sale of DVD’s of Televisa programs, like the best-selling Amor Real) and falsely blamed such delays on its “quality standards” review process.

                137.  Univision has also materially breached the PLA by failing to make available to Televisa for advertising that Televisa purchases from Univision the “lowest spot rate then being offered for a non-redemptable spot in the program during which such time is sold,” as required by PLA Section 22(b).

Failure to Provide Combined Net Time Sales Certifications

                138.  Televisa requested for the year 2002, in accordance with its rights under Section 4.4 of the PLA, that Univision provide a certificate from Univision’s independent certified public accounting firm attesting to the combined net time sales for that year. Univision provided an attesting certificate for the year

2002 but only after excessive delay. Specifically, Televisa requested the certificate for the year 2002 by letter dated October 24, 2003. Univision did not provide the certificate for that year until February 25, 2004.

                139.  Television requested for the year 2003, in accordance with its rights under Section 4.4 of the PLA, that Univision provide a certificate from Univision’s independent certified public accounting firm attesting to the combined net time sales for that year. Specifically, Televisa requested the certificate for the year 2003 by letters dated January 28, 2004, February 24, 2005 and January 23, 2006. Univision has failed and refused to provide the attesting certificate for the year 2003.

                140.  Televisa requested for the year 2004, in accordance with its rights under Section 4.4 of the PLA, that Univision provide a certificate from Univision’s independent certified public accounting firm attesting to the combined net time sales for that year. Specifically, Televisa requested the certificate for that year by letters dated February 25, 2005 and January 23, 2006. Univision has failed and refused to provide the attesting certificate for the year 2004.

                141.  Univision has stated its unequivocal intent not to provide Televisa with attesting certificates for the years 2003 and 2004.

                142.  On or about January 23, 2006, Televisa requested for the year 2005, in accordance with its rights under Section 4.4 of the PLA, that Univision provide a certificate from Univision’s independent certified public accounting firm attesting to the combined net time sales for that year. Univision has failed and refused to respond to this inquiry.

Failure to Cooperate in Audits

                143.  In Section 4.4 of the PLA, Univision agrees to provide audit rights to Televisa and further agrees to

                                                “provide any certified public accountants designated by Licensor with access to all business records of Licensor related to the computation of Combined Net Time Sales or Telefutura Net Time Sales, as applicable.” (Emphasis added.)

                144.  Univision has failed and refused to cooperate fully with Televisa’s certified public accounting firms hired for the purpose of auditing the years 2003 and 2004 and has frustrated and delayed the audit process, which began in June 2005.

                145.  For example, Univision has delayed providing responses, information and documents to Televisa’s auditors despite Televisa’s repeated requests for information, provided only partial responses, has limited access to certain documents and has refused to permit Televisa’s auditors to copy certain documents. Among other things, Univision has

a.               delayed until late December 2005 providing Televisa’s auditors with reconciliations for various “Special Programs”;

b.              delayed in the delivery of sufficient information about Univision’s accounting for DISA advertisements;

c.               refused Televisa’s request that its auditors interview Jackie Cruz, preparer of the 2003 schedule of programs that allegedly were related to Premio Lo Nuestro and thus treated as “Special Programs”;

d.              refused Televisa’s request for a schedule of advertising time that was not charged to the advertiser (“zero value spots”) with an indication of which spots were “make good” spots and eventually provided such information in a text format that was extremely time-consuming and difficult to use;

e.               prohibited questioning of Sebastian Trujillo about any advertising transactions between Univision and Televisa and Venevision including with respect to pricing and placement;

f.                 delayed providing various types of information in an electronic format, including “as-run” and post log information, a breakdown of Univision’s 2003 and 2004 advertising sales by customer, up-front and scatter spot rate cards, the top ten advertisers for 2003 and 2004 and thereafter provided such information only in part;

g.              refused to provide copies of documents requested by Televisa’s auditors and required that they seek permission to copy selected documents;

h.              refused to provide sufficient documentation of the basis for Univision’s valuation of “barter sales” despite the PLA provision that “barter and trade sales shall be valued at the fair market value of the good or services received by the Networks or the Stations” (Section 4.1(iii)); Univision made inconsistent statements about its purported “written policy” on barter sales; and

i.                  refused to provide sufficient documentation of the basis for agreements to provide advertising in 2003 to “World Vision”: Univision provided only an undated piece of paper relating to 2001 and 2002 promotional spots.

D.            Univision’s Material Breaches of The Soccer Agreement

                146.  Univision has edited numerous soccer game broadcasts by inserting advertising messages and Univision has then broadcast these edited versions of the soccer game broadcasts on Univision’s networks.

                147.  By the conduct averred above, Univision materially breached the PLA and the Soccer Agreement, depriving Televisa of the benefits it reasonably expected to receive under those Agreements. Televisa cannot be adequately compensated for the benefits of which it has been deprived. Univision’s behavior does not comport with the standards of good faith and fair dealing and Univision has not yet offered to cure such material breaches. Accordingly, such breaches suspend or discharge Televisa and GT from any further obligation to perform under the PLA, the Guaranty, and the Soccer Agreement, and bar all of the Counterclaims herein asserting any breach by GT or Televisa, each of which is denied in the first instance.

SECOND AFFIRMATIVE DEFENSE

(Excuse)

                148.  Televisa and GT repeat and reaver each and every averment contained in Paragraphs 88-147 above as if fully set forth.

                149.  By the conduct averred above, Univision materially and willfully breached the PLA and the Soccer Agreement causing the consideration promised by Univision under the agreements to fail and such material breaches excuse any claimed breach on the part of GT and Televisa, each of which is denied in the first instance.

THIRD AFFIRMATIVE DEFENSE

(Unclean Hands)

                150.  Televisa and GT repeat and reaver each and every averment contained in Paragraphs 88-147 above as if fully set forth.

                151.  Televisa and GT are informed and believe and thereon aver that the acts and conduct of Univision set forth above were taken in bad faith and, in part, in retaliation for GT’s questioning the lack of independence in Univision’s governance as described above. As a result of Univision’s wrongful and unfair acts and omissions, Televisa and GT have unclean hands and are barred from asserting any of the claims contained in the Counterclaims.

FOURTH AFFIRMATIVE DEFENSE

(Waiver)

                152.  Televisa and GT repeat and reaver each and every averment contained in Paragraphs 88-147 above as if fully set forth.

                153.  Univision knowingly included revenues attributable to Premio Lo Nuestro and other programs, as well as revenues received by Univision as national sales representative for its non-owned stations that are “affiliated” with one of the Univision networks (as these stations are referred to in paragraph 25 of the Counterclaims), in the Networks’ Combined Net Time Sales for purposes of calculating Televisa’s royalties under the PLA. Univision’s outside auditors formally certified that the royalty payments for 2002, which included royalties for Premio Lo Nuestro and Univision’s national advertising sales commissions, were correctly included.

                154.  As a result, Univision has waived any claim that it is entitled to recoup or withhold such royalty payments from future royalties payable to Televisa.

                155.  By such conduct, Univision has waived each claim against Televisa and GT alleged in the Counterclaims and, as a consequence thereof, is barred from seeking any relief against Televisa and GT.

FIFTH AFFIRMATIVE DEFENSE

(Laches)

                156.  Televisa and GT repeat and reaver each and every averment contained in Paragraphs 88-147 above as if fully set forth.

                157.  For at least eight years, Univision knew that Univision had included in Networks’ Combined Net Time Sales the revenues attributable to Premio Lo Nuestro and certain other programs, as well as the revenues received by Univision as national sales representative for its non-owned affiliated television stations, and therefore paid royalties to Televisa based on such revenues. Televisa and GT relied on Univision’s calculation of royalties by issuing budgets, cash flow reports and various other financial reports to its shareholders and others.

                158.  Univision’s unreasonable delay in asserting its claims has prejudiced Televisa and GT because, among other things, Televisa and GT have issued financial reports to shareholders and others in reliance on Univision’s royalty calculations over many years and it would be extremely disruptive to Televisa and GT if such royalty calculations were reversed years after the fact. In addition, Televisa and GT are informed and believe and thereon aver that information and documentation regarding Univision’s accounting for royalties during this long time period has been destroyed, lost or obscured by time. Thus, it would be disruptive and extremely prejudicial to Televisa and GT if Univision were permitted to assert its Counterclaims in this action, and therefore the Counterclaims are barred by the doctrine of laches.

SIXTH AFFIRMATIVE DEFENSE

(Statute of Limitations)

                159.  The Counterclaims are barred, in whole or in part, by the applicable statues of limitations, including California Code of Civil Procedure Sections 337, 338 and 339.

SEVENTH AFFIRMATIVE DEFENSE

(Contractual Period of Limitations)

                160.  Univision’s claim to recover royalties that were previously paid to Televisa is barred by Section 4.3 of the PLA which provides that any “Adjustment” of monthly royalties made by Univision must be made within 45 days after the end of each calendar quarter, and that the “full amount thereof shall be paid or credited, as the case may be, with the next monthly payment of Program Royalties or TeleFutura Royalties for any difference between the amounts so paid and those finally determined to have accrued.”  Because the information relevant to the calculation and payment of royalties is solely in Univision’s possession and control, Univision was required to have made any “Adjustments” in royalties within 45 days after the end of each calendar quarter, and therefore Univision may not recover allegedly “overpaid” royalties prior to the first quarter of 2005 in connection with Univision’s first, second and third claims for relief.

EIGHTH AFFIRMATIVE DEFENSE

(Failure to Mitigate Damages)

                161. Televisa and GT are informed and believe and thereon aver that, if any damages or losses were suffered by Univision or TeleFutura, then they failed to take reasonable steps to mitigate, lessen, reduce and minimize those damages or losses.

                WHEREFORE, Televisa and GT respectfully request that judgment be awarded to them as follows:

                1. That Counterclaimants recover nothing by their Counterclaims;

                2. That judgment be entered for Televisa and GT on each and every claim for relief set forth in the Counterclaims;

                3. That Televisa and GT be awarded their reasonable attorneys’ fees and costs; and

                4. For general relief.

DATED: January 30, 2006	ALSCHULER GROSSMAN STEIN & KAHAN LLP

	By	/s/ Marshal B. Grossman
Marshal B. Grossman
Attorneys for Plaintiff and Counter Defendant
TELEVISA, S.A. de C.V. and Counter Defendant
GRUPO TELEVISA, S.A.

PROOF OF SERVICE

                I am a resident of the State of California, over the age of eighteen years, and not a party to the within action. My business address is Alschuler Grossman Stein & Kahan LLP, The Water Garden, 1620 26th Street, Fourth Floor, North Tower, Santa Monica, California 90404-4060. On this 31st day of January, 2006, I served a true copy of the within documents:

                ANSWER OF TELEVISA, S.A. de C.V. AND GRUPO

                TELEVISA, S.A. TO THE COUNTERCLAIMS OF

                UNIVISION COMMUNICATIONS, INC. AND TELEFUTURA

                NETWORK

☐	By transmitting via facsimile the document(s) listed above to the fax number(s) set forth below on this date before 5:00 p.m.

The above transmission was reported as complete and without error. Attached hereto is a copy of the respective transmission report, which was properly issued by the transmitting facsimile machine.

☒	by placing the document(s) listed above in a sealed envelope with postage thereon fully prepaid, in the United States mail at Santa Monica, California, addressed as set forth below.

☐

by placing the document(s) listed above in a sealed envelope, with the overnight delivery charge prepaid, addressed as set forth below, and deposited in a box or facility regularly maintained by the overnight delivery service carrier,                    .

☐	by personally delivering the documents(s) listed above to the person(s) at the address(es) set forth below.

Ronald L. Olson, Esq.
John W. Spiegel, Esq.
Glenn D. Pomerantz, Esq.
David M. Rosenweig, Esq.
Julie D. Cantor, Esq.
Munger, Tolles & Olson LLP
355 South Grand Avenue
Thirty-Fifth Floor
Los Angeles, CA 90071-1560

                I am readily familiar with the firm’s practice of collection and processing correspondence for mailing. Under that practice it would be deposited with the U.S. Postal Service on that same day with postage thereon fully prepaid in the ordinary course of business.  I am aware that on motion of the party served, service is presumed invalid if postal cancellation date or postage meter date is more than one day after date of deposit for mailing in affidavit.

                I declare that I am employed in the office of a member of the bar of this court at whose direction the service was made.

                I declare under penalty of perjury under the laws of the State of California that the above is true and correct.

                Executed on this 31st day of January, 2006.

/s/ Melissa Addison
Melissa E. Addison

2